                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 AMENDMENT NO. 1

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report(Date of earliest event reported) SEPTEMBER 30, 1997
                                                       ------------------

                             NORTON MCNAUGHTON, INC.
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                    0-23440                                     13-3747173
    ---------------------------------       ---------------------------------------                 ------------------------
     (State or other jurisdiction of                 (Commission File Number)                         (I.R.S. Employer
     incorporation or organization)                                                                   Identification No.)


               463 SEVENTH AVENUE
                 NEW YORK, N.Y.                                                          10018
--------------------------------------------------                              ------------------------
    (Address of principal executive offices)                                          (Zip Code)

       Registrant's telephone number, including area code: (212) 947-2960

            The undersigned registrant hereby amends Item 7, sections (a) and
(b), of its Current Report on Form 8-K reporting the acquisition of substantially all of the assets of Miss Erika, Inc. ("Miss Erika") on September 30, 1997, to include financial statements and pro forma financial data information as set forth herein.

Item 2.               Acquisition or Disposition of Assets

                      On September 30, 1997, Norton McNaughton, Inc. (the "Company") completed the acquisition of substantially all the assets and the assumption of substantially all the liabilities of Miss Erika, a privately-held manufacturer of women's moderate apparel. The Company will, through a wholly owned subsidiary, continue Miss Erika's business.

                      The terms of the negotiated transaction provided for the payment of approximately $24 million in cash, with additional consideration payable at the Company's option in cash or Company common stock based on the profitability of Miss Erika in fiscal years 1998 and 1999.

                      In connection with the acquisition, the Company entered into a $140 million secured term loan and revolving credit facility with NationsBanc Commercial Corporation and The CIT Group/Commercial Services, Inc. The proceeds were used to finance the acquisition and will be for ongoing working capital requirements of the combined entity. Pursuant to the new financing arrangement, the Company will continue to factor its accounts receivable, as well as the accounts receivable of Miss Erika.

Item 7.               Financial Statements and Exhibits.                                    Page
                                                                                            ----
                      (a)     Financial statements of business acquired.

                              Independent Auditor's Report                                    4

                              Miss Erika, Inc. Balance Sheets as of January 31,
                              1997 and 1996                                                   5

                              Miss Erika, Inc. Statements of Operations and Retained
                              Earnings  (Deficit) for the fiscal years ended January
                              31, 1997, 1996 and 1995                                         6

                              Miss Erika, Inc.  Statements of Cash Flows for the fiscal
                              years ended January 31, 1997, 1996 and 1995                     7

                              Miss Erika, Inc. Notes to Financial Statements                  8-19

                              Miss Erika, Inc. Unaudited Condensed Balance Sheet as
                              of July 31, 1997                                                20


                              Miss Erika, Inc. Unaudited Condensed Statements
                              of Income and Retained Earnings for the six
                              months ended July 31, 1997 and 1996                             21

                              Miss Erika, Inc. Unaudited Condensed Statements
                              of Cash Flows for the six months ended July 31,
                              1997 and 1996                                                   22

                              Miss Erika, Inc. Notes to Unaudited Condensed Financial
                              Statements                                                      23

                      (b)     Pro forma financial information (introduction)                  24

                              Unaudited  Pro  Forma  Condensed  Combined  Balance  Sheet
                              as of  August  2,  1997  for  Norton McNaughton, Inc. and
                              as of July 31, 1997 for Miss Erika, Inc.                        25


                              Unaudited Pro Forma Condensed Combined  Statement
                              of Operations for Norton McNaughton,  Inc. for
                              the year ended November 2, 1996 and for Miss
                              Erika, Inc. for the year ended January 31, 1997                26

                              Unaudited Pro Forma Condensed Combined  Statement
                              of Operations for Norton McNaughton,  Inc. for
                              the nine months  ended  August 2, 1997 and for
                              Miss Erika,  Inc.  for the nine months ended July
                              31, 1997                                                       27

                              Condensed Combined Pro Forma Adjustments                     28-29

                      (c)      Exhibits

                               10.1 Amendment dated November 25, 1997 to Separation Agreement dated May 3, 1997 between Norton McNaughton of Squire, Inc. and Norton Sperling.

                               10.2 Amendment dated October 22, 1997 to the Employment Agreement dated November 4, 1993 between Norton McNaughton of Squire, Inc. and Amanda
                                         J. Bokman.

                               10.3      Amendment dated October 22,
                                         1997 to the Amended and Restated
                                         Employment Agreement dated November 4,
                                         1993 between Norton McNaughton of
                                         Squire, Inc and Howard Greenberg.

                               23.1      Consent of Price Waterhouse LLP

                               27        Financial Data Schedule (For SEC use
                                         only)

                        Report of Independent Accountants

April 16, 1997

To the Board of Directors
and Stockholders of
Miss Erika, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations and retained earnings (deficit) and of cash flows present fairly, in all material respects, the financial position of Miss Erika, Inc. at January 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 8 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," effective February 1, 1995.

 /s/ Price Waterhouse LLP

MISS ERIKA, INC.


BALANCE SHEET
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        January 31,             January 31,
  ASSETS                                                                                    1997                   1996
Current assets
         Cash                                                                           $   123,313             $   246,045
         Accounts receivable, less allowance for doubtful
              accounts of $500,000 in 1997 and 1996                                       9,601,764               8,519,932
         Inventories                                                                     29,975,456              28,773,400
         Prepaid expenses and other current assets                                          229,333                 159,934
         Prepaid income taxes                                                                     -                 366,279
         Deferred tax assets                                                                198,401                 198,725
                                                                                     --------------           -------------
              TOTAL CURRENT ASSETS                                                       40,128,267              38,264,315

Fixed assets, net                                                                           842,482                 770,576
Deferred charges, net of accumulated amortization of
         $2,526,215 in 1997 and $2,075,048 in 1996                                                -                 451,167

Deferred tax assets - noncurrent                                                            311,280                 267,309
Other assets                                                                                 47,663                  43,024
                                                                                     --------------           -------------
              TOTAL ASSETS                                                              $41,329,692             $39,796,391
                                                                                     ==============           =============


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities

         Accrued drafts payable                                                        $  6,857,279             $ 4,807,189
         Notes payable - banks - current portion                                                  -               3,500,000
         Other payables and accrued expenses                                              4,639,272               4,007,058
         Income taxes payable                                                               468,040                       -
                                                                                     --------------          --------------
           TOTAL CURRENT LIABILITIES                                                     11,964,591              12,314,247

Notes payable - banks                                                                     5,700,000                       -
Subordinated notes payable to related entities                                            2,800,000               2,800,000
Other subordinated liabilities payable to certain
         stockholders                                                                       420,000                 420,000
Other liabilities                                                                           162,500                 165,050
                                                                                     --------------           -------------
              TOTAL LIABILITIES                                                          21,047,091              15,699,297
                                                                                     --------------           -------------

Stockholders' equity

         Preferred stock                                                                 14,484,508              21,000,000
         Other preferred interests                                                        2,171,739               3,150,000
         Common stock                                                                        10,000                  10,000
         Additional paid-in capital                                                         990,000                 990,000
         Retained earnings (deficit)                                                      2,632,601             (1,052,906)
         Treasury stock                                                                      (6,247)                     -
                                                                                     --------------           ------------
              TOTAL STOCKHOLDERS' EQUITY                                                 20,282,601             24,097,094
                                                                                     --------------           ------------

               TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $ 41,329,692           $ 39,796,391
                                                                                      =============           ============

The accompanying notes are an integral part of the financial statements.

MISS ERIKA, INC.

STATEMENT OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)
----------------------------------------------------------------------------------------------------------------------------

                                                                                          Year Ended
                                                         -------------------------------------------------------------------
                                                                   January 31,            January 31,            January 31,
                                                                       1997                 1996                    1995

Net sales                                                           $94,743,902           $86,069,213            $91,582,603
Cost of sales                                                        81,321,474            77,841,440             78,976,790
                                                                    -----------           -----------            -----------

          GROSS PROFIT                                               13,422,428             8,227,773             12,605,813

Selling, general and
          administrative expenses                                     6,060,458             6,349,654              6,306,132
Amortization of intangible assets                                       451,167               492,183              1,734,360
Depreciation of fixed assets                                            287,957               231,960                228,835
                                                                    -----------           -----------            -----------

          OPERATING EXPENSES                                          6,799,582             7,073,797              8,269,327
                                                                    -----------           -----------            -----------


          INCOME FROM OPERATIONS                                      6,622,846             1,153,976              4,336,486

Interest expense, net of interest income
          of $35,119 in 1997, $13,466 in 1996
          and $10,829 in 1995                                         1,026,167             1,595,926              1,879,546
                                                                    -----------           -----------            -----------

          INCOME (LOSS) BEFORE PROVISION (BENEFIT)
             FOR INCOME TAXES                                         5,596,679              (441,950)             2,456,940

Provision (benefit) for income taxes                                  1,911,172              (154,341)               969,350
                                                                    -----------           -----------            -----------

          Income (loss) before effect of a change
             in accounting principle                                  3,685,507              (287,609)             1,487,590

Effect of a change in accounting
          principle, net of tax benefit
          of $62,694                                                          -               (95,047)                     -
                                                                    -----------           -----------            -----------
          NET INCOME (LOSS)                                           3,685,507              (382,656)             1,487,590

Accumulated deficit, beginning of period                             (1,052,906)             (670,250)            (2,157,840)
                                                                    -----------           -----------            -----------

Retained earnings (deficit), end of period                          $ 2,632,601           $(1,052,906)           $  (670,250)
                                                                    ===========           ===========            ===========





The accompanying notes are an integral part of the financial statements.

MISS ERIKA, INC.



STATEMENT OF CASH FLOWS
-----------------------------------------------------------------------------------------------------------------------------------


                                                                                      YEAR ENDED JANUARY 31,
                                                                        -------------------------------------------------
                                                                               1997            1996               1995

Cash flows from operating activities

           Net income (loss)                                                $ 3,685,507      $  (382,656)     $ 1,487,590
          Adjustments to reconcile net income (loss) to
             net cash provided by operating activities

                Depreciation and amortization                                   739,124          724,143        1,963,195
                Effect of a change in accounting principle                            -           95,047                 -
                Changes in:

                  Accounts receivable                                        (1,081,832)       1,641,832       (3,037,266)
                  Inventory                                                  (1,202,056)       6,057,231       (2,266,081)
                  Prepaid expenses and other current assets                     (69,399)        (134,160)         182,103
                  Prepaid income taxes                                          366,279         (366,279)                -
                  Deferred tax assets                                           (43,647)         (52,168)         (70,241)
                  Other assets                                                   (4,639)          (1,876)             (78)
                  Accrued drafts payable                                      2,050,090       (1,030,680)         550,795
                  Other payables and accrued expenses                           632,214       (1,119,306)         963,111
                  Income taxes payable                                          468,040         (474,813)         331,472
                  Other liabilities                                              (2,550)          70,003                 -
                                                                            -----------      -----------      -----------
                NET CASH PROVIDED BY OPERATING ACTIVITIES                     5,537,131        5,026,318          104,600
                                                                            -----------      -----------      -----------

Cash flows from investing activities

                 Capital expenditures                                          (359,863)        (155,308)        (504,705)
                                                                            -----------      -----------      -----------
                NET CASH USED IN INVESTING ACTIVITIES                          (359,863)        (155,308)        (504,705)
                                                                            -----------      -----------      -----------

Cash flows from financing activities
                Net borrowing (repayments) of notes

                    payable - banks                                           2,200,000       (4,800,000)       5,300,000
                Redemptions of preferred stock                               (6,515,492)               -                 -
                Redemptions of other preferred interests                       (978,261)               -                 -
                Repurchase of treasury stock                                     (6,247)               -                 -
                Repayment of subordinated notes payable                               -                -       (4,200,000)
                Repayment of other subordinated liabilities                           -                -         (630,000)
                                                                            -----------      -----------      -----------

                NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES          (5,300,000)      (4,800,000)         470,000
                                                                            -----------      -----------      -----------

                Net (decrease) increase in cash                                (122,732)          71,010           69,895
                Cash at beginning of period                                     246,045          175,035          105,140
                                                                            ===========      ===========      ===========
                Cash at end of period                                       $   123,313      $   246,045      $   175,035
                                                                            ===========      ===========      ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
            Cash paid during the year for:

                Interest                                                    $ 1,064,500      $ 1,598,876      $ 1,966,342
                Income taxes                                                  1,120,500          673,848          752,238

The accompanying notes are an integral part of the financial statements.

MISS ERIKA, INC.

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

1.    ORGANIZATION AND OPERATIONS

      Miss Erika, Inc. (the "Company") designs and imports women's apparel for wholesale distribution to major department stores and other retailers in the U.S. Miss Erika, Inc. is the successor to a former indirect subsidiary of Sears Plc which was acquired by an investor group in 1991 (the "Acquisition").

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      INVENTORIES

      Inventories, consisting primarily of finished goods, are stated at the lower of cost or market. Cost is determined based on average cost. Average cost includes all expenditures incurred to bring clothing to a saleable condition and location, including certain warehousing and purchasing costs. Approximately $4,186,000 and $3,853,000 of these costs are capitalized in inventory at January 31, 1997 and 1996, respectively.

      Charges to cost of sales resulting from the capitalization of these warehousing and purchasing costs amounted to approximately $8,737,000, $7,825,000 and $7,772,000 for the years ended January 31, 1997, 1996 and
      1995, respectively.

      FIXED ASSETS

      The Company's equipment, furniture and fixtures are depreciated over their estimated useful lives, generally five to seven years, using a declining-balance method. Leasehold improvements are amortized over the shorter of the life of the related lease or their estimated useful lives using the straight-line method.

      DEFERRED CHARGES

      Deferred charges primarily represent financing costs incurred during 1991 in connection with obtaining the credit facility described in Note 4. Financing costs were amortized on a straight-line basis over the original five year term of the related revolving credit facility. These deferred charges were fully amortized as of January 31, 1997.

      OTHER PAYABLES AND ACCRUED EXPENSES

      Under the Company's cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes and are classified as other payables and accrued expenses in the balance sheet. At January 31, 1997 and 1996, such overdrafts amounted to $747,875 and $1,118,044, respectively.

      ADVERTISING COSTS

      Advertising costs included in selling, general and administrative expenses are expensed as incurred and were approximately $62,000, $111,000 and $70,000 for the years ended January 31, 1997, 1996 and 1995, respectively.

MISS ERIKA, INC.

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


      NONCOMPETE AGREEMENT

      In connection with the Acquisition, the Company entered into an agreement with Sears Plc prohibiting Sears Plc and any of its affiliates from starting any business in the United States that directly competes with the Company and from requesting customers, suppliers or purchasing agents of the Company to cease doing business with the Company. The cost of $4 million relating to this agreement was being amortized on a straight-line basis over the three-year term of the agreement which ended December 31, 1994.

      STOCK-BASED COMPENSATION

      The Company uses the intrinsic value method of recording compensation expense associated with stock option grants.

      INCOME TAXES

      Income taxes are accounted for under the liability method. Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse.

      SIGNIFICANT CUSTOMER

      For the year ended January 31, 1997, 10% of the Company's total sales were made to one customer. During the years ended January 31, 1996 and 1995, there were no customers who made up 10% of the Company's total sales.

      ACCOUNTING CHANGES

      Effective February 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", as described in Note 8.

      CASH FLOWS

      The Company presents cash flows under the indirect method. Cash includes demand deposits with banks and cash on hand.

      ACCOUNTING ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

MISS ERIKA, INC.

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

3.    FIXED ASSETS

      Fixed assets consist of the following:

                                                                 JANUARY 31,
                                                          1997             1996

        Leasehold improvements                            $1,224,030       $1,039,409
        Office and warehouse equipment,
                    furniture and fixtures                   540,701          424,193
        Computer equipment                                   279,112          220,378
                                                          ==========       ==========
                                                           2,043,843        1,683,980
                    Less - Accumulated depreciation
                                and amortization           1,201,361          913,404
                                                          ----------       ----------
                                                          $  842,482       $  770,576
                                                          ==========       ==========

4.    NOTES PAYABLE - BANKS

      At January 31, 1997, the Company had a $50 million senior revolving credit and letter of credit facility ("credit agreement"), as amended, provided by a syndicate of banks, which expires on January 31, 2000. This agreement supersedes the original $60 million credit agreement which began on December 31, 1991. Outstanding borrowings bear interest, payable monthly, at the prime lending rate plus .5%, 1.5% and 1.5% at January 31, 1997, 1996 and 1995, respectively. Outstanding borrowings accrued interest at rates of 8.75%, 10% and 10% as of January 31, 1997, 1996 and 1995,
      respectively. As of September 1996, a commitment fee of one-quarter of 1% on the unused portion of the facility is payable quarterly. Prior to September 1996, the commitment fee was one-half of 1% on the unused portion of the facility. Interest related to this facility, including commitment fees, amounted to approximately $501,000, $1,041,000 and $852,000 for the years ended January 31, 1997, 1996 and 1995, respectively.

      At January 31, 1997, direct borrowings and open letters of credit against the Company's credit facility totaled $5,700,000 and $28,739,000, respectively. With respect to the open letters of credit, $6,857,279 related to inventory in-transit to which the Company had taken title as of January 31, 1997. The remaining balance of $21,881,721 related to commitments for future inventory purchases.

      At January 31, 1996, direct borrowings and open letters of credit against the Company's credit facility totaled $3,500,000 and $29,850,726, respectively. With respect to the open letters of credit, $4,807,189 related to inventory in-transit to which the Company had taken title as of January 31, 1996. The remaining balance of $25,043,537 related to commitments for future inventory purchases.

MISS ERIKA, INC.

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

      Pursuant to the financial covenants of the credit agreement, the Company must maintain certain key ratios and meet certain limits (minimum tangible net worth, leverage ratio, minimum net income, capital expenditures) which vary throughout the life of the agreement. Further, restrictions imposed by this credit agreement exist relating to dividend distributions to common and preferred stockholders, as well as the Company's prepayment of the subordinated debt (Note 10).

      The agreement provides for direct debt sublimits and debt advance ratios based on inventory and accounts receivable in varying amounts and percentages set over the term of the agreement. A secured lien exists on all assets of the Company.

      As of January 31, 1997 and 1996, the Company was in compliance with all financial covenants, as amended.

      At January 31, 1997 and 1996, the Company had issued standby irrevocable letters of credit for $825,000 and $750,000, respectively, relating to an operating lease.

5.    CAPITALIZATION

      Capital stock consists of the following:


                                                                               JANUARY 31,
                                                                        1997                1996

        Preferred stock, $.01 par value; authorized -
                    1,000,000 shares; issued and outstanding -
                    689,441 shares at January 31, 1997 and
                    1,000,000 shares at January 31, 1996             $ 14,484,508        $ 21,000,000

        Common stock, $.01 par value; authorized
                    and issued - 1,000,000 shares at
                    January 31, 1997 and 1996                              10,000              10,000
        Treasury stock - 2,247 shares, at cost                             (6,247)                  -
                                                                     ------------        ------------
                                                                     $ 14,488,261        $ 21,010,000
                                                                     ============        ============

MISS ERIKA, INC.

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

      The preferred and common stock were issued at the time of the Acquisition. The $.01 par value common stock was issued for $1 per share resulting in additional paid-in capital of $990,000. The preferred stock carries a 10% cumulative dividend per annum, payable quarterly, at the option of the Board of Directors and subject to certain financial covenants. In September 1996, the Company redeemed 310,559 shares of its preferred stock. All accumulated and unpaid dividends associated with the redeemed shares were forgiven by the shareholders. At January 31, 1997, accumulated dividends on the remaining outstanding shares amounted to approximately $7,242,000. The liquidation value of the preferred stock is $14,484,508 plus all dividends accumulated and unpaid thereon.

      In September 1996, the Company repurchased 2,247 shares of its common stock at a cost of $2.78 per share. The treasury stock is being held for purposes of future exercises under the Company's stock option plan (see
      Note 9).

      In connection with the Acquisition, the Company entered into two executive compensation agreements (the "agreements") effective December 31, 1991. Pursuant to the agreements, the two executives will each receive 7.5% of the principal amounts of the subordinated notes and the preferred stock when redeemed by the Company or upon the sale or other disposition by the holders. In September 1996, the Company paid $489,000 to each executive related to the redemption of the preferred shares in accordance with these agreements. The Company's remaining obligation under these agreements is recorded at a historical cost of $2,591,739 and $3,750,000 as of January 31, 1997 and 1996, respectively. The remaining portion of the obligation which relates to the subordinated notes is $420,000 and is classified as other subordinated liabilities payable to certain stockholders in the accompanying balance sheet as of January 31, 1997 and 1996. That portion relating to the preferred stock is $2,171,739 and $3,150,000 at January 31, 1997 and 1996, respectively, and is classified as other preferred interests since the interests of the two executives pursuant to the agreements are similar to those of the preferred stockholders.

      When interest or dividends are paid in cash to the holders of the subordinated notes and preferred stock, each executive receives from the Company a payment equivalent to 5% of interest and dividends paid. Additional executive compensation related to the subordinated note interest payments during each of the years ended January 31, 1997, 1996 and 1995 amounted to $56,000, $56,000 and $103,833, respectively, and is included in selling, general and administrative expenses. Payments relating to the preferred stock dividends will be accrued as dividends when declared. Such obligation, which was accumulated and unpaid, amounted to $724,200 as of January 31, 1997.

MISS ERIKA, INC.

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

6.    INCOME TAXES

      The provision (benefit) for income taxes for the fiscal years ended January 31, 1997, 1996 and 1995 consists of the following:

                               1997                 1996              1995
       Federal
            Current          $ 1,548,077        $   (91,578)       $   905,558
            Deferred             (35,598)           (42,586)           (57,340)
                             -----------        -----------        -----------
                               1,512,479           (134,164)           848,218
                             -----------        -----------        -----------

       State and local
            Current              406,742            (10,595)           134,033
            Deferred              (8,049)            (9,582)           (12,901)
                             -----------        -----------        -----------
                                 398,693            (20,177)           121,132
                             -----------        -----------        -----------
                             $ 1,911,172        $  (154,341)       $   969,350
                             ===========        ===========        ===========

      Deferred tax assets principally reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting purposes and the amounts used for income tax purposes attributable to postretirement benefits, allowance for doubtful accounts and the differing amortization periods of leasehold improvements.

      For the years ended January 31, 1997, 1996 and 1995, the Company's effective tax rate differs from the federal statutory rate principally due to the impact of state and local taxes and other provision adjustments.

      For the year ended January 31, 1996 the Company adopted Statement of Financial Accounting Standards No. 106 resulting in a tax benefit of $62,694 which has been excluded from the tax benefit provided from operations.

7.    EXECUTIVE INCENTIVES

      One of the executives of the Company is paid an executive incentive each year in addition to his salary compensation. Effective December 31, 1991, this executive had an employment contract, expiring in 5 years, under which he is entitled to an incentive, calculated at a rate of 7.5% on profit before interest on subordinated debt, executive bonus, taxes and incentives less an adjustment for a specified percentage by which the average of the subordinated notes and preferred stock exceeds an established threshold. Under this arrangement, incentive compensation amounted to approximately $390,000, $0 and $230,000 for the years ended January 31, 1997, 1996 and 1995.

MISS ERIKA, INC.

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

      Additionally, certain senior executives are entitled to bonuses calculated as a percentage of base salary. The percentage applied to base salary is based upon certain predetermined financial performance measures attained by the Company. Bonuses amounted to approximately $810,000, $0 and $485,000 for the years ended January 31, 1997, 1996 and 1995.

8.    EMPLOYEE PENSION, POSTRETIREMENT BENEFITS AND PROFIT SHARING PLANS

      PENSION PLAN

      The Company maintains a noncontributory defined benefit pension plan (the "Plan") covering substantially all employees. The Plan provides pension benefits that are based on the employee's compensation and years of service. Plan assets consist primarily of stocks, bonds and U.S. Government securities.

      The Company funds pension costs as they accrue.

      Net periodic pension cost includes the following components:

                                                           YEAR ENDED JANUARY 31,

                                                1997             1996             1995
       Service cost - benefits earned
           during the period                    $ 125,337        $ 118,507        $ 161,937

       Interest cost on projected
           benefit obligation                     101,539           91,941           96,725
       Actual return on plan assets              (225,463)        (253,356)         (18,346)
       Net amortization and deferral              131,485          186,994          (55,709)
                                                ---------        ---------        ---------

                NET PERIODIC PENSION COST       $ 132,898        $ 144,086        $ 184,607
                                                =========        =========        =========

MISS ERIKA, INC.

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

The following table sets forth the Plan's funded status at:

                                                                 JANUARY 31,
                                                            1997             1996
Actuarial present value of benefit obligations:
Accumulated benefit obligation, vested                    $1,208,308       $1,087,255
                                                          ----------       ----------

Projected benefit obligation                              $1,605,498       $1,454,900
Plan assets at market value                                1,590,602        1,269,082
                                                          ----------       ----------

Excess of projected benefit obligation
     over Plan assets                                         14,896          185,818
Unrecognized prior service cost                              (64,678)         (67,507)
Unrecognized net gain (loss)                                 433,437          284,505
Unrecognized net obligation being
     amortized over 21.48 years                             (163,936)        (176,098)
                                                          ----------       ----------
Accrued pension cost recognized in the
     Balance Sheet                                        $  219,719       $  226,718
                                                          ==========       ==========

The discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations were 7.25% and 3.0%, respectively, for the year ended January 31, 1997, and 7.0% and 3.0%, respectively, for the year ended January 31, 1996 and 7.0% and 4.0%, respectively, for the year ended January 31, 1995. The expected long-term rate of return on Plan assets was 7.5% for all periods presented.

POSTRETIREMENT BENEFITS

The Company provides medical insurance premium benefits for two executives pursuant to the agreements (Note 5) during their employment and subsequent to retirement. These benefits are not funded. Effective February 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("FAS 106"). FAS 106 requires recognition of the cost of postretirement benefits during the employee's period of service to the Company. Such costs were previously expensed as paid.

The Company elected immediate recognition of the February 1, 1995 accumulated postretirement benefit obligations of approximately $158,000, based on a valuation date of January 1, 1995. The adoption of this standard resulted in a charge of approximately $95,000 (net of a tax benefit of approximately $63,000), which is reflected in the statement of operations for the year ended January 31, 1996.

MISS ERIKA, INC.

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

      Net periodic postretirement benefit cost approximated $12,000 and $13,000 for the years ended January 31, 1997 and 1996, respectively.

      The following table sets forth the funded status at December 31, the valuation date:

                                                                DECEMBER 31,
                                                            1996           1995
       Accumulated postretirement benefit obligation
           Retiree                                         $121,903       $131,927
           Other active employee                             34,558         38,943
                                                           --------       --------
       Accumulated postretirement benefit obligation        156,461        170,870
       Unrecognized net gain                                 17,607              -
                                                           --------       --------
       Accrued postretirement benefit cost
           included in the balance sheet                   $174,068       $170,870
                                                           ========       ========


      The discount rate used in determining the accumulated benefit obligation was 7.25% for the years ended January 31, 1997 and 1996. The annual rate of increase in health care costs was assumed at 9% for the years ended January 31, 1997 and 1996. The effect of a 1% increase in the assumed health care cost trend rate would increase the December 31, 1996 accumulated postretirement benefit obligation by approximately $16,000 and the net periodic postretirement benefit cost for the fiscal year ended January 31, 1997 by approximately $1,000.

      PROFIT SHARING PLAN

      The Company sponsors a profit-sharing plan covering employees with more than one year of continuous service. Vesting occurs at a rate of 25% per year and employees are fully vested after four years. The Company contributed 15% of each employee's gross compensation plus bonus, up to a maximum contribution of approximately $22,500 per employee for the year ended January 31, 1997, which amounted to approximately $680,000. The Company did not make a profit sharing contribution during the year ended January 31, 1996. The Company contributed 7.5% of each employee's gross compensation plus bonus, up to a maximum contribution of approximately $11,250 per employee, for the year ended January 31, 1995 which amounted to approximately $294,000, in the aggregate. Profit sharing plan assets consist primarily of stocks, bonds and U.S. Government securities.

MISS ERIKA, INC.

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

9.    STOCK OPTIONS

      The Company entered into stock option agreements, dated December 31, 1991 ("1991 Option Plan"), with certain employees which provide for the purchase of 110,000 shares of common stock of the Company for $1.00 per share. These options are fully vested and expire on December 31, 2001. Through January 31, 1997, none of these options were exercised. For the Company to issue stock currently under the 1991 Option Plan, it must purchase the number of shares to be delivered to the exercising option holders from the current shareholders on a pro rata basis for $1.00 per share. If at December 31, 2001 stock options are unexercised, the Company is obliged to purchase the equivalent number of shares at $1.00 per share from the current stockholders, provided that such purchase and sale is not and shall not cause a default or event of default to occur under the credit agreement.

      On November 30, 1996, the Company entered into additional stock option agreements with certain employees which provide for the purchase of 65,071 shares and 21,690 shares of common stock of the Company for $1.00 per share and $2.78 per share, respectively. These options vest over a three year period and have a term of 10 years. Through January 31, 1997, none of these options were exercised.

      In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation," which requires companies to establish a fair value based method of accounting for stock-based compensation plans. However, the statement permits the continued application of the intrinsic value method prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," with pro forma disclosure of net income as if the fair value based accounting method had been used to account for stock-based compensation cost. The Company adopted the disclosure-only provisions of new standard for the options granted in the year ended January 31, 1997. Pro forma disclosure has not been provided as the effect on net income for the year ended January 31, 1997 was not material.

10.   RELATED PARTY TRANSACTIONS

      Subordinated notes payable to stockholders bear interest, which is payable quarterly on a calendar basis, at a rate of 20%. These notes, 55% of which are payable directly to holders of preferred and common stock with the remaining balance payable to an entity that is affiliated with preferred and common stockholders, were issued to finance a portion of the Acquisition and are subordinated to the bank indebtedness. These notes mature on June 30, 2000.

      Interest expense related to these notes amounted to $560,000 for each of the years ended January 31, 1997 and 1996 and $1,038,334 for the year ended January 31, 1995. As described in Note 5, additional executive compensation of $56,000 was incurred during each of the years ended January 31, 1997 and 1996 and $103,833 during the year ended January 31, 1995 related to the subordinated note interest. At January 31, 1997 and 1996, interest payable related to these notes amounted to approximately $46,700.

MISS ERIKA, INC.

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

      For the years ended January 31, 1997, 1996 and 1995, the Company was charged approximately $478,000, $481,000 and $258,000, respectively, primarily for business management and consulting services provided by certain holders and their affiliates of the Company's preferred and common stock. The two executives referred to in Note 5 each receive a payment from the Company equivalent to 5% of the annual management fees which are included in the amounts above. During each of the years ending January 31, 1997, 1996 and 1995, additional executive compensation relating to the payment of management fees was approximately $44,500, $44,500 and $19,000, respectively.

      The Company has an agreement for inland shipping services with a company owned by an employee. Shipping costs under this agreement amounted to approximately $697,000, $697,000 and $645,000 for the years ended January 31, 1997, 1996 and 1995, respectively.

11.   COMMITMENTS AND CONTINGENCIES

      The Company leases office, showroom and warehouse space under separate operating lease agreements expiring through December 2007. These operating leases consist of basic annual rents plus escalation charges, as defined in the lease agreements.

      Minimum annual rentals under non-cancelable operating leases are payable as follows:

      Fiscal Year ending January 31
           1998                                                       $1,687,931
           1999                                                        1,688,309
           2000                                                        1,713,635
           2001                                                        1,404,456
           2002                                                        1,410,789
           2003 and thereafter                                         8,102,556
                                                                     -----------
                                                                     $16,007,676
                                                                     ===========

      Rent expense amounted to approximately $1,602,746, $1,512,337 and $1,373,270 for the years ended January 31, 1997, 1996 and 1995, respectively.

MISS ERIKA, INC.

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

      CONTINGENT EARN-OUT

      In addition to the cash paid at closing, Sears Plc is entitled to earn-out payments for the twelve month periods ended December 31, 1992 through December 31, 1996 of up to $750,000 in the aggregate provided that certain operating income targets have been attained. For the twelve month periods ended December 31, 1996, 1995 and 1994, the Company's operating income did not exceed the 1996, 1995 and 1994 operating income targets, respectively, as defined in the related agreement.

12.   EVENT (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITOR'S
      REPORT

      On September 30, 1997, Norton McNaughton, Inc. completed the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of the Company.

                                MISS ERIKA, INC.
                             CONDENSED BALANCE SHEET
                                   (UNAUDITED)

                                                                   July 31,
                                                                      1997
                                                               ----------------
                                                                  (In thousands)

ASSETS
Current assets
            Cash                                                  $    401
            Accounts receivable, net                                12,204
            Inventories                                             23,759
            Prepaid expenses and other current assets                  284
            Deferred tax assets                                        198
                                                                  --------
                TOTAL CURRENT ASSETS                                36,846

Fixed assets, net                                                      852
Deferred tax assets - noncurrent                                       311
Other assets                                                            52
                                                                  --------
                TOTAL ASSETS                                      $ 38,061
                                                                  ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
            Accrued drafts payable                                $  4,111
            Other payables and accrued expenses                      4,668
            Income taxes payable                                     1,391
                                                                  --------
              TOTAL CURRENT LIABILITIES                             10,170

Notes payable - banks                                                  750
Subordinated notes payable to related entities                       2,800
Other subordinated liabilities payable to certain
      stockholders                                                     420
Other liabilities                                                      163
                                                                  --------
                TOTAL LIABILITIES                                   14,303
                                                                  --------
Stockholders' equity
            Preferred stock                                         14,484
            Other preferred interests                                2,172
            Common stock                                                10
            Additional paid-in capital                                 990
            Retained earnings                                        6,108
            Treasury stock                                              (6)
                                                                  --------
                TOTAL STOCKHOLDERS' EQUITY                          23,758
                                                                  --------
                 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $ 38,061
                                                                  ========





See accompanying notes.

                                MISS ERIKA, INC.
              CONDENSED STATEMENTS OF INCOME AND RETAINED EARNINGS
                                   (UNAUDITED)


                                              Six Months Ended        Six Months Ended
                                                  July 31,               July 31,
                                                    1997                   1996
                                              ----------------        ----------------
                                                           (In Thousands)

  Net sales                                        $ 62,835             $ 54,017
Cost of sales                                        52,277               45,543
                                                   --------             --------

         GROSS PROFIT                                10,558                8,474

Selling, general and administrative expenses          3,984                3,196
Amortization of intangible assets                         -                  246
Depreciation of fixed assets                            150                  129
                                                   --------             --------

         OPERATING EXPENSES                           4,134                3,571
                                                   --------             --------

         INCOME FROM OPERATIONS                       6,424                4,903

Interest expense, net                                   631                  623
                                                   --------             --------

         INCOME BEFORE PROVISION
           FOR INCOME TAXES                           5,793                4,280

Provision for income taxes                            2,317                1,462
                                                   --------             --------

         NET INCOME                                   3,476                2,818

Accumulated retained earnings (deficit),
    beginning of period                               2,632               (1,053)
                                                   --------             --------

Retained earnings, end of period                   $  6,108             $  1,765
                                                   ========             ========




See accompanying notes.

                                MISS ERIKA, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                            Six Months Ended        Six Months Ended
                                                                July 31,               July 31,
                                                                  1997                   1996
                                                            ----------------        ----------------
                                                                         (In Thousands)

Cash flows from operating activities
           Net income                                             $ 3,476               $ 2,818
          Adjustments to reconcile net income  to
             net cash provided by operating activities
                Depreciation and amortization                         150                   375

                Changes in:
                  Accounts receivable                              (2,602)               (2,757)
                  Inventory                                         6,217                 4,967
                  Prepaid expenses and other current assets           (55)                  (10)
                  Prepaid income taxes                                  -                   366
                  Other assets                                         (4)                   (2)
                  Accrued drafts payable                           (2,747)                  971
                  Other payables and accrued expenses                  29                  (441)
                  Income taxes payable                                923                   800
                                                                  -------               -------
                NET CASH PROVIDED BY OPERATING ACTIVITIES           5,387                 7,087
                                                                  -------               -------

Cash flows from investing activities
          Capital expenditures                                       (159)                 (180)
                                                                  -------               -------
                NET CASH USED IN INVESTING ACTIVITIES                (159)                 (180)
                                                                  -------               -------

Cash flows from financing activities
          Net repayments of notes
                    payable - banks                                (4,950)               (3,500)
                                                                  -------               -------
                NET CASH USED IN FINANCING ACTIVITIES              (4,950)               (3,500)
                                                                  -------               -------

                Net increase in cash                                  278                 3,407

                Cash at beginning of period                           123                   246
                                                                  -------               -------
                Cash at end of period                             $   401               $ 3,653
                                                                  =======               =======


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
          Cash paid during the period for:

                Interest                                          $   674               $   643
                Income taxes                                        1,347                   492









See accompanying notes.

                                MISS ERIKA, INC.
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements of Miss Erika, Inc. ("Miss Erika") do not include all of the information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. In the opinion of management, all normal and recurring adjustments and accruals considered necessary for a fair presentation of the Miss Erika's financial position at July 31, 1997 and the results of operations and cash flows for the six months ended July 31, 1997 and July 31, 1996 have been included. Operating results for the six months ended July 31, 1997 are not necessarily indicative of the results that may be expected for the full fiscal year. These statements should be read in conjunction with the Miss Erika audited annual financial statements and footnotes thereto included in this Form 8-K/A.

On September 30, 1997, the Norton McNaughton, Inc. ("Norton") completed the acquisition of substantially all the assets and the assumption of substantially all the liabilities of Miss Erika. The transaction provided for the payment of approximately $24 million in cash, with additional consideration payable at the Norton's option in cash or Norton's common stock based on the profitability of Miss Erika in fiscal years 1998 and 1999. The accompanying financial statements do not give effect to the sale.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.    INVENTORY

Inventory is stated at the lower of cost (first-in, first-out basis) or market. At July 31, 1997, inventory consisted solely of finished goods.

                    NORTON MCNAUGHTON, INC. AND SUBSIDIARIES
                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

On September 30, 1997, Norton McNaughton, Inc. (the "Company"), through a wholly owned subsidiary, acquired substantially all of the assets and assumed substantially all the liabilities of Miss Erika, Inc. ("Miss Erika") for $24 million in cash, with additional consideration payable at the Company's option in cash or Company common stock based on the profitability of Miss Erika in fiscal years 1998 and 1999.

The unaudited pro forma condensed combined financial information presented herein gives effect to the Company's acquisition of substantially all of the assets and assumption of substantially all the liabilities of Miss Erika, which was completed on September 30, 1997. The pro forma financial information is based on the historical financial statements of the Company and Miss Erika. The Company's fiscal year end is October 31, if such date falls on a Saturday, or the first Saturday following October 31 and, prior to the acquisition by the Company, Miss Erika's fiscal year ended on January 31.

The acquisition of Miss Erika has been accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed have been recorded at their estimated fair values, which are subject to further adjustment, based upon appraisals and other analyses, with appropriate recognition given to the effect of the Company's borrowing rates and income taxes.

The unaudited pro forma condensed combined balance sheet as of August 2, 1997 gives effect to the acquisition of Miss Erika as if it had been consummated on August 2, 1997. This pro forma balance sheet combines the unaudited historical consolidated balance sheet at August 2, 1997 for the Company and the unaudited historical balance sheet at July 31, 1997 for Miss Erika.

The unaudited pro forma condensed combined income statements for the fiscal years ended November 2, 1996 and January 31, 1997, for the Company and Miss Erika, respectively, give effect to the acquisition of Miss Erika as if it had been consummated at the beginning of the Company's fiscal year on November 4, 1995. This pro forma income statement combines the historical consolidated income statement for the fiscal year ended November 2, 1996 of the Company and the income statement for the fiscal year ended January 31, 1997 of Miss Erika.

The unaudited pro forma condensed combined income statements for the nine months ended August 2, 1997 and July 31, 1997, for the Company and Miss Erika, respectively, give effect to the acquisition of Miss Erika as if it had been consummated at the beginning of the Company's fiscal year on November 3, 1996. This pro forma income statement combines the unaudited historical consolidated income statement for the nine months ended August 2, 1997 of the Company and the unaudited historical income statement for the nine months ended July 31, 1997 of Miss Erika.

The pro forma adjustments are based upon available information and assumptions that management believes are reasonable at the time made. The unaudited pro forma condensed combined financial statements do not purport to present the financial position or results of operations of the Company had the acquisition of Miss Erika occurred on the dates specified, nor are they necessarily indicative of the financial position or results of operations that may be achieved in the future. The unaudited pro forma condensed combined statements of income do not reflect any adjustments for synergies that management expects to realize commencing upon consummation of the acquisition. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that may be realized.

The Company's ability, including following the acquisition of Miss Erika, to achieve its projected results, is dependent on many factors which are outside of management's control. Some of the most significant factors, including following the acquisition of Miss Erika, would be a further deterioration in retailing conditions for women's apparel, a further increase in price pressures and other competitive factors, any of which could result in an unanticipated decrease in gross profit margins, unanticipated problems arising with Miss Erika's business or the integration of Miss Erika's business with that of the Company, the unanticipated loss of a major customer, the unanticipated loss of a major contractor or supplier, and weather conditions which could impact retail traffic and the Company's ability, including following the acquisition of Miss Erika, to ship on a timely basis. Accordingly, there can be no assurance that the Company, including following the acquisition of Miss Erika, will achieve its anticipated operating results.

                    NORTON MCNAUGHTON, INC. AND SUBSIDIARIES
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                   (UNAUDITED)

                                                              Norton McNaughton, Inc.         Miss Erika, Inc.
                                                                   August 2, 1997              July 31, 1997
                                                              -----------------------         ----------------
                                                                               (In Thousands)
  ASSETS
  Current assets:
       Cash                                                       $   197                        $   401
       Due from factor, net                                         8,635                              -
       Accounts receivable, net                                         -                         12,204
       Inventory                                                   33,088                         23,759
       Deferred tax assets                                              -                            198
       Prepaid expenses and other current assets                    8,120                            284
                                                                  -------                        -------
  Total current assets                                             50,040                         36,846

  Fixed assets, net                                                 5,270                            852
  Deferred tax assets                                                   -                            311
  Goodwill
  Notes receivable from management                                  2,655                              -
  Other assets                                                      1,034                             52
                                                                  -------                        -------
  Total assets                                                    $58,999                        $38,061
                                                                  =======                        =======

  LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:

       Accounts payable                                           $12,796                        $     -
       Accrued draft payable                                            -                          4,111
       Income taxes payable                                             -                          1,391
       Revolving credit loan payable
       Term loan payable
       Accrued expenses and other current liabilities               1,131                          4,668
                                                                  -------                        -------
  Total current liabilities                                        13,927                         10,170
  Notes payable-banks                                                   -                            750
  Subordinated notes payable to related entities                        -                          2,800
  Other subordinated notes payable to certain stockholders              -                            420
  Term loan payable
  Other liabilities                                                 1,000                            163
                                                                  -------                        -------
  Total liabilities                                                14,927                         14,303

  Commitments and contingencies
  Stockholders' equity                                             44,072                         23,758
                                                                  -------                        -------
  Total liabilities and stockholders' equity                      $58,999                        $38,061
                                                                  =======                        =======


                                                               Pro forma Adjustments
                                                                  Debit (Credit)                   Combined
                                                               ---------------------              ----------
                                                                                  (In Thousands)
  ASSETS
  Current assets:
       Cash                                                           $   (598) (2)              $     -
       Due from factor, net                                             12,204  (3)               20,839
       Accounts receivable, net                                        (12,204) (3)                    -
       Inventory                                                        (4,186) (5)               52,661
       Deferred tax assets                                                (198) (4)                    -
       Prepaid expenses and other current assets                                                   8,404
                                                                      --------                   -------
  Total current assets                                                  (4,982)                   81,904

  Fixed assets, net                                                                                6,122
  Deferred tax assets                                                     (311) (4)                    -
  Goodwill                                                               2,137  (2)                2,137
  Notes receivable from management                                                                 2,655
  Other assets                                                           2,534  (2)                3,620
                                                                      --------                   -------
  Total assets                                                        $   (622)                  $96,438
                                                                      ========                   =======

  LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:

       Accounts payable                                               $      -                   $12,796
       Accrued draft payable                                                                       4,111
       Income taxes payable                                              1,391  (2)                    -
       Revolving credit loan payable                                   (13,219) (1)               13,219
       Term loan payable                                                (3,000) (1)                3,000
       Accrued expenses and other current liabilities                     (278) (2)                6,077
                                                                      --------                   -------
  Total current liabilities                                            (15,106)                   39,203
  Notes payable-banks                                                      750  (2)                    -
  Subordinated notes payable to related entities                         2,800  (4)                    -
  Other subordinated liabilities payable to
    certain stockholders                                                   420  (4)                    -
  Term loan payable                                                    (12,000) (1)               12,000
  Other liabilities                                                          -                     1,163
                                                                      --------                   -------
  Total liabilities                                                    (23,136)                   52,366

  Commitments and contingencies
  Stockholders' equity                                                  23,758  (4)               44,072
                                                                      --------                   -------
  Total liabilities and stockholders' equity                          $    622                   $96,438
                                                                      ========                   =======




See accompanying condensed combined pro forma adjustments.

                    NORTON MCNAUGHTON, INC. AND SUBSIDIARIES
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                                                                             For the year ended
                                                                            ---------------------------------------------------
                                                                                 November 2,                  January 31,
                                                                                    1996                          1997
                                                                             Norton McNaughton, Inc.         Miss Erika, Inc.
                                                                            -----------------------         -----------------
                                                                                    (In Thousands, Except Per Share Amounts)

           Net sales                                                                        $220,823                   $94,743

           Cost of goods sold                                                                176,063                    81,321
                                                                                            --------                   -------

           Gross profit                                                                       44,760                    13,422

           Amortization of intangible assets                                                       -                       451


           Selling, general and administrative expenses                                       39,979                     6,348


                                                                                            --------                   -------

           Income (loss) from operations                                                       4,781                     6,623

           Other expense (income):

              Interest expense                                                                 2,294                     1,061

              Interest income                                                                   (164)                      (35)
                                                                                            --------                   -------


           Income (loss) before provision (benefit) for                                        2,651                     5,597
              income taxes

           Provision (benefit) for income taxes                                                1,127                     1,911
                                                                                            --------                   -------

           Net income (loss)                                                                $  1,524                   $ 3,686
                                                                                            ========                   =======

           PER SHARE DATA:

           Net income                                                                       $   0.20
                                                                                            ========

           Weighted average number of common shares and
                common stock equivalents outstanding                                           7,781
                                                                                            ========

                                                                              Pro forma
                                                                              Adjustments             Combined
                                                                           --------------           ------------
                                                                            (In Thousands, Except Per Share Amounts)


           Net sales                                                          $      -                $315,566

           Cost of goods sold                                                   (8,737)  (9)           248,647
                                                                              --------                --------

           Gross profit                                                          8,737                  66,919

           Amortization of intangible assets                                      (344)  (7)               107


           Selling, general and administrative expenses                          9,038   (9)            55,296
                                                                                  (448) (10)
                                                                                   379   (8)
                                                                             ---------                --------

           Income (loss) from operations                                           112                  11,516

           Other expense (income):

              Interest expense                                                   2,595   (6)             5,950

              Interest income                                                        -                    (199)
                                                                             ---------                --------


           Income (loss) before provision (benefit) for                         (2,483)                  5,765
              income taxes

           Provision (benefit) for income taxes                                   (674) (11)             2,364
                                                                             ---------                --------

           Net income (loss)                                                  $ (1,809)               $  3,401
                                                                             =========                ========

           PER SHARE DATA:

           Net income                                                                                 $   0.44
                                                                                                      ========

           Weighted average number of common shares and
                common stock equivalents outstanding                                                     7,781
                                                                                                      ========


See accompanying condensed combined pro forma adjustments.

                    NORTON MCNAUGHTON, INC. AND SUBSIDIARIES
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                                              For the nine months ended
                                                          -----------------------------------
                                                           August 2, 1997    July 31, 1997
                                                               Norton         Miss Erika,        Pro forma
                                                          McNaughton, Inc.        Inc.          Adjustments             Combined
                                                         -----------------   -------------      -----------            ----------
                                                                       (In Thousands, Except Per Share Amounts)

Net sales                                                       $142,708        $76,669                 -               $219,377

Cost of goods sold                                               113,672         67,058            (8,820)  (9)          171,910
                                                                --------        -------           -------               --------

Gross profit                                                      29,036          9,611             8,820                 47,467

Amortization of intangible assets                                       -            82                (2)  (7)              (80)


Selling, general and administrative expenses                      32,894          4,041             9,046   (9)           45,929
                                                                                                     (336) (10)
                                                                                                      284   (8)
                                                                --------        -------           -------               --------

Income (loss) from operations                                     (3,858)         5,488              (172)                 1,458

Other expense (income):
   Interest expense                                                1,292            793             1,945   (6)            4,030

   Interest income                                                  (127)              -                -                   (127)
                                                                --------        -------           -------               --------

Income (loss) before provision (benefit) for
   income taxes                                                   (5,023)         4,695            (2,117)                (2,445)

Provision (benefit) for income taxes                              (2,227)         1,942              (717) (11)           (1,002)
                                                                --------        -------           -------               --------

Net income (loss)                                               $ (2,796)       $ 2,753           $(1,400)              $ (1,443)
                                                                ========        =======           =======               ========

PER SHARE DATA:

Net income (loss)                                               $  (0.37)                                               $  (0.19)
                                                                ========                                                ========


Weighted average number of common shares and
     common stock equivalents outstanding                          7,520                                                   7,520
                                                                ========                                                ========





See accompanying condensed combined pro forma adjustments.

                    NORTON MCPHERSON, INC. AND SUBSIDIARIES
                    CONDENSED COMBINED PRO FORMA ADJUSTMENTS
                                   (UNAUDITED)

Condensed Combined Balance Sheet

(1) Borrowings of $15,000,000 term loan and $13,219,000 in revolving credit loans, pursuant to the Company's new financing agreement.

(2) Use of proceeds of the debt (see (1) above) and cash on hand for payment of income taxes of $1,391,000; notes payable to banks of $750,000; deferred financing costs of $2,534,000, net of $278,000 payable; expenses of $420,000 in connection with the acquisition and the purchase price of $24,000,000. The excess of these payments over the fair value of the assets acquired and the liabilities assumed represents goodwill. Allocation of purchase price and calculation of goodwill is as follows:


                                                                      (In thousands)
                Purchase price                                          $24,000
                                                                        -------
                Net assets of Miss Erika                                 23,758
                Decrease in inventory                                   (4,186)
                Net decrease in deferred tax assets                       (509)
                Decrease in subordinated liabilities                      3,220
                                                                        -------
                Net value of assets acquired                             22,283
                                                                        -------
                Goodwill                                                  1,717
                Plus acquisition expenses                                   420
                                                                        -------
             Total goodwill                                             $ 2,137
                                                                        =======


(3) Reflection of assignment of Miss Erika's accounts receivable to the factor under the Company's new factoring agreement.

(4) Elimination of assets and liabilities not assumed and stockholders' equity of Miss Erika as of the acquisition date.

(5) Reduction of Miss Erika inventory cost reflecting the write-off of certain warehousing and purchasing costs to conform with the treatment of such costs by the Company.

Condensed Combined Income Statements

                                                                                                     For the nine
                                                                         For the year ended          months ended
(6)        Net increase to interest expense as follows:                  November 2, 1996           August 2, 1997
                                                                         ----------------           --------------
                                                                                         (In thousands)
Interest on borrowing related to the acquisition, including
a $15 million term loan and $13 million in borrowings under
a revolving credit facility, with assumed average annual
interest rates of 8.75% and 8.25%, respectively                              $ 2,326                    $ 1,744

Amortization of new financing costs (over term of
financing agreement)                                                             931                        698

Elimination of Miss Erika historical interest expense
on subordinated debt                                                            (662)                      (497)
                                                                             -------                    -------

     Net increase                                                            $ 2,595                    $ 1,945
                                                                             =======                    =======


                    NORTON MCNAUGHTON, INC. AND SUBSIDIARIES
                    CONDENSED COMBINED PRO FORMA ADJUSTMENTS
                                   (UNAUDITED)

                                                                                                                    For the Nine
                                                                             For the Year Ended                     Months Ended
                                                                              November 2, 1996                      August 2, 1997
                                                                            -------------------                     --------------
                                                                                                 (In Thousands)

(7)                 Net decrease in amortization expense as follows:
                    Goodwill resulting from acquisition
                    (amortization over 20 years)                                   $     107                          $      80

                    Elimination of amortization of prior
                        Miss Erika financing costs                                      (451)                               (82)
                                                                                   ----------                         ---------

                        Net decrease                                               $    (344)                         $      (2)
                                                                                   =========                          =========



(8)         To record Miss Erika factoring fees.

(9) Reclassification of certain Miss Erika warehousing and purchasing costs from cost of sales to selling, general and administrative expense to conform with the Company's classification.

(10)        To eliminate Miss Erika's historical management fee.

(11) To record the net tax effect of the pro forma adjustments at an assumed rate of 41%.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                     (Registrant)
Date: December 15, 1997          By /s/Sanford Greenberg
                                   ---------------------
                                 SANFORD GREENBERG
                                 Chairman of the Board and
                                 Chief Executive Officer
                                 (Principal Executive and
                                 Operating Officer)

Date: December 15, 1997          By /s/Amanda J. Bokman
                                   --------------------
                                 AMANDA J. BOKMAN
                                 Vice President, Chief Financial Officer,
                                 Secretary and Treasurer
                                 (Principal Financial and Accounting Officer)

                                EXHIBIT INDEX
                                -------------

      Exhibit No.                      Description
      -----------                      -----------

         10.1 Amendment dated November 25, 1997 to Separation Agreement dated May 3, 1997 between Norton McNaughton of Squire, Inc. and Norton Sperling.

         10.2 Amendment dated October 22, 1997 to the Employment Agreement dated November 4, 1993 between Norton McNaughton of Squire, Inc. and Amanda J. Bokman. Amendment dated October 22, 1997 to the Amended and Restated
                   Employment Agreement dated November 4, 1993

         10.3      between Norton McNaughton of Squire, Inc and Howard
                   Greenberg.

         23.1      Consent of Price Waterhouse LLP

         27        Financial Data Schedule (For SEC use only)